EXHIBIT 23.2

                      [LETTERHEAD OF ROSE, SNYDER & JACOBS]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Warp 9, Inc.
(formerly Roaming Messenger, Inc.)
Santa Barbara, California


We consent to the incorporation in this registration statement on Post-effective Amendment No. 1 to Form SB-2 of Roaming Messenger, Inc. of our report dated September 16, 2005, with respect to the consolidated statements of operations, stockholders' equity and cash flows of Roaming Messenger, Inc. for the year ended June 30, 2005. We also consent to the reference to us under the caption "Expert" in such registration statement.


/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, CA
March 8, 2007